Exhibit 23.1

                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


TO: Applied DNA Sciences, Inc.

As independent certified public accountants, we hereby consent to the incorporation by reference in Current Report on Form 8-K, as amended, dated October 21, 2002 under the Securities Exchange Act of 1934 of Applied DNA Sciences, Inc. for the period September 16, 2002 (date of inception) to September 30, 2002 of our report dated December 14, 2002 and contained in the Registration Statement No. 333-101294 of Applied DNA Sciences, Inc. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of Applied DNA Sciences, Inc. for the period September 16, 2002 (date of inception) to September 30, 2002.

                                    /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
                                      Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
December 29, 2003